Exhibit 5.1

Stradling Yocca Carlson & Rauth

A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 720-2150 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 564-0065 SANTA MONICA (310) 434-2788
April 25, 2007
Newport Corporation
1791 Deere Avenue
Irvine, CA 92606
Re: Newport Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
     At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Newport Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $175,000,000 aggregate principal amount of 2.50% Convertible Subordinated Notes due 2012 (the “Notes”) and 7,277,567 shares of the Company’s common stock, $0.1167 par value (the “Shares”), that may be offered and sold from time to time by the selling securityholders to be named therein.
     We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.
     Based on the foregoing, it is our opinion that (i) the Notes have been validly issued and are binding obligations of the Company and (ii) the Shares, when issued upon conversion of the Notes in accordance with the indenture governing the Notes, as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.
Very truly yours,
STRADLING YOCCA CARLSON & RAUTH
/s/ Stradling Yocca Carlson & Rauth